TOMORROW FUNDS RETIREMENT TRUST


                              Termination of Series
                              ---------------------


     The undersigned, being all of the Trustees of Tomorrow Funds Retirement, a Delaware business trust (the "Trust"), acting pursuant to Article IX, Section 4 of the Trust's Declaration of Trust dated June 21, 1995 (the "Declaration of Trust"), do hereby terminate and abolish Core Large-Cap Stock Fund and Core Small-Cap Stock Fund as series of the Trust effective as of the close of business on November 20, 1998. Attached hereto is a true and complete copy of the resolutions of the Board of Trustees authorizing such termination.

     IN WITNESS WHEREOF, the undersigned have executed this instrument in duplicate counterparts and have caused a duplicate copy to be lodged among the records of the Trust as of the 20th day of November, 1997.


/s/ Roger J. Weiss
------------------
Roger J. Weiss, as Trustee
and not individually


/s/ Raymond R. Herrmann, Jr.
----------------------------
Raymond R. Herrmann, Jr., as
Trustee and not individually


/s/ Lawrence J. Israel
----------------------
Lawrence J. Israel, as Trustee
and not individually


/s/ Harvey E. Sampson
--------------------
Harvey E. Sampson, as Trustee
and not individually